Exhibit 3.3

                         AMENDMENT TO AMENDED BYLAWS OF
                           OPHTHALMIC IMAGING SYSTEMS

The following amendment to the bylaws originally certified on July 21, 1986, and amended on May 9, 1992 and January 23, 1993, (together "Amended Bylaws"), was approved by the Board of Directors (the "Board") of Ophthalmic Imaging Systems (the "Company") at a duly called meeting of the Board held on January 28, 1998.
1. Article IV, Section 2 of the Company's Amended Bylaws has been deleted and replaced with the following:

"Section 2. Annual Meetings. An annual meeting of the Shareholders for the election of directors and for the transaction of any other business as may properly come before the meeting shall be held on such date and at such time as the Board of Directors may specify by resolution."


                                   CERTIFICATE

     I, Steven R. Verdooner, Secretary of Ophthalmic Imaging Systems, a California corporation, do hereby certify that the foregoing amendment of the Amended Bylaws of Ophthalmic Imaging Systems is true and correct as of the date hereof.


Dated:  January 28, 1998                  OPHTHALMIC IMAGING SYSTEMS

                                          /s/ STEVEN R. VERDOONER
                                     By:  ------------------------------
                                          Steven R. Verdooner, Secretary